Exhibit 16.1

May 21, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Mosaic ImmunoEngineering, Inc. dated May 21, 2024, and are in agreement with those statements.

/s/ KMJ Corbin & Company LLP

Irvine, California

cc:	Mr. Robert Baffi, Ph.D.
Mr. Robert Garnick, Ph.D.
Audit Committee Members
Mosaic ImmunoEngineering, Inc.